Exhibit 99.1

Mala Anand to Join Agilent’s Board of Directors

SAP SE executive brings deep knowledge of software and analytics space

SANTA CLARA, Calif., Jan. 16, 2019 – Agilent Technologies, Inc. (NYSE: A) today announced that Mala Anand, president, Intelligent Enterprise Solutions and Industries has been elected to its board of directors, effective March 20, 2019.

Ms. Anand serves as President, Intelligent Enterprise Solutions and Industries at SAP since October 2016.  Prior to that, Ms. Anand served as the Senior Vice President, Data & Analytics and Automation Software Platform group at Cisco Systems, Inc. from 2007 to 2016.

“Mala brings an important breadth of experience in the software and analytics space,” said Mike McMullen, Agilent’s president and CEO.  “She is a well-respected leader who has been at the forefront of digital innovation her entire career. Her experience will be extremely valuable as Agilent focuses on the digital lab of the future and enabling our customers to do more with their data.”

“Mala is an outstanding addition to our board,” said Koh Boon Hwee, Agilent chairman. “Her depth of experience in technology innovation and cloud-based strategies brings a critical perspective to the board.  I am pleased to welcome her to the board.”

Ms. Anand has over 20 years of experience leading products and go-to-market for enterprise-focused software companies. Ms. Anand has deep expertise in data analytics and automation platforms (real-time analytics, machine-learning, cloud platforms and distributed computing).

Before SAP and Cisco, Ms. Anand held various senior executive positions in software products, go-to-market, services, and technology businesses and holds multiple technology patents. Among other roles, she was entrepreneur in residence for the noted venture capital firm Kleiner Perkins Caufield and Byers, and developed software products for Corosoft (BMC), Rapt (Microsoft), and Beyond, Inc. Ms. Anand also led enterprise software and go-to-market teams at Oracle and Digital Equipment Corporation, focusing on software products and technology vision, go-to-market strategies, and delivering enterprise software and services.

 She holds a bachelor’s degree in computer science from University of Massachusetts and a master’s degree in computer science from Brown University.

“Digital technology in the field of science represents a compelling opportunity. I am very pleased to join Agilent’s board at this exciting time as Agilent is looking to bring even more digital capabilities and tools to its customers,” said Ms. Anand.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics, and applied chemical markets. With more than 50 years of insight and innovation, Agilent instruments, software, services, solutions, and people provide trusted answers to customers' most challenging questions. The company generated revenues of $4.91 billion in fiscal 2018 and employs 14,800 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to our Newsroom. Follow Agilent on LinkedIn, Twitter, and Facebook.

# # #

CONTACT:

Stefanie Notaney

Corporate Communications

Agilent Technologies, Inc.

+1 408-345-8955

Stefanie.notaney@agilent.com